Exhibit 4.35
DOCUMENT OF PRINCIPLES OF THE TRANSACTION

SIGNED ON JULY 26, 2007

The principal points of the transaction set forth below give expression to the agreements reached by:

1.	ORIN PROVIZOR HOLDINGS LTD., Private Co. 51-3097980
of 8 Hamasger Street, Or Yehuda
(hereinafter: “Orin”)

2.	M.A.Sh. – M.I.S. LTD., Private Co. 51-3326199
of 26 Sakharov Street, Rishon-le-Zion
(both referred collectively below as: “the Sellers”)
of the first part;

Mr. GUY PROVIZOR, I.D. 058087214
of 7 Chavatselet Street, Alfei Menashe
(hereinafter: “Guy”)
of the second part;

EDEN NATURAL HEALTH MARKET LTD.
Private Co. 513330209
of 8 Hamasger Street, Or Yehuda
(hereinafter: “the Company”)
of the third part;

BLUE SQUARE ISRAEL LTD. Publ. Co. 5200042847
of 2 Amal Street, Park Afeq, Rosh Ha’ayin
(hereinafter: “the Purchaser”)
of the fourth part;

1.
The transaction– the Purchaser hereby acquires 51% of the shares of the Company, with the intention of the parties being to act as shareholders in the Company for the accelerated development of the Company (in the course of maintaining the Company’s profitability) and for an issue of its shares to the public on the stock exchange. Some of the Company’s shares will be transferred to the Purchaser by the Sellers and some will be allotted to it by the Company, so that at the date of closing of the transaction the Purchaser’s total holdings in the Company will be 51% of its issued capital.

The Sellers and the Company declare and undertake to the best of their knowledge:

(a)
The Company’s financial statements fairly reflect the state of the Company’s business, the results of its operations and its cash flows for the dates and periods mentioned in them. The Company’s financial statements have been drawn up according to the law which applies to the preparation thereof and in accordance with accepted accounting principles, which are consistently applied in relation to previous reporting periods. In addition, at the date of the Company’s financial statements there is no liability and/or obligation (whether absolute, contingent or otherwise) of a material nature of the Company which has not received proper expression or in respect of which suitable provisions have been made in the Company’s financial statements.

(b)
All the Company’s operations in connection with the conduct of its business up to the date of signing of this Agreement were performed in accordance with the laws that apply to it, and the Company and/or the Sellers are not aware that any material breach was committed of any of the provisions of such laws.

(c)
They have furnished the Purchaser with all the material information in their possession and under their control, which is required by a reasonable buyer for purposes of his entering into a transaction for acquiring shares of the Company.

(d)	There is no legal, contractual or other bar or impediment to the Sellers and the Company entering into the transaction and fulfilling all their obligations pursuant thereto.

2.
Purchase price– a sum of NIS 22,500,000 which will be paid by the Purchaser to the Sellers on the effective date and against transfer of 50% of the shares of the Company to the Purchaser, where such shares are free and clear of any debt, charge, attachment or any third party rights.

3.
Providing of finance to the Company– (a) the Purchaser undertakes to transfer to the Company an additional sum of NIS 33,000,000 which will be injected into the Company by the Purchaser as a shareholder’s loan on the effective date. Against the furnishing of the shareholder’s loan the Company will allot shares to the Purchaser in a quantity that will bring the Purchaser’s total holdings to 51% in consideration for which the Purchaser shall pay the Company the par value thereof. This shareholder’s loan will bear linked interest accumulating at a rate of 4% per annum, with it being agreed that at any time at which it may be agreed on repayment of the loan referred to in this sub-clause (a) or part thereof (whether on account of the interest or on account of the principal) the Sellers will be entitled to receive a preferential dividend from the Company in an amount equivalent to the ratio between the Sellers’ holdings in the Company at such time and the Purchaser’s holdings in the Company at such time, where same is multiplied by the amount which has been repaid to the Purchaser (for the sake of example: in a case in which at the date of such repayment the Purchaser holds 51% of the shares of the Company and the Sellers hold 49% of the shares of the Company, the Sellers will be entitled to receive a preferential dividend in an amount equivalent to 49/51 of the amount that has been repaid to the Purchaser) (hereinafter: “the Preferential Dividend”), and for that purpose the Company shall, prior to the signing of this Agreement, allot to each of the Sellers a preference share (against payment of the par value thereof) the sole and exclusive right that will attach thereto is to receive the Preferential Dividend simultaneous with and up to completion of repayment of the aforesaid shareholder’s loan, in accordance with the terms and conditions of this Clause 3. Repayment of this shareholder’s loan shall be made solely simultaneous with payment of the Preferential Dividend to the Sellers as aforesaid;

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(b) The Purchaser undertakes to transfer to the Company an additional shareholder’s loan in a sum of NIS 14,000,000 which will be provided by the Purchaser as a shareholder’s loan to the Company on the date of providing the loan referred to in sub-clause (a) above, which bears interest at the same rate as the rate of interest in respect of the Purchaser’s short-term loans, where the interest in respect of the loan referred to in this sub-clause (b) shall be paid regularly once each quarter, and the principal shall be repaid in accordance with the Company’s ability.

If the conditions for the giving of a bonus to the CEO in an amount of $5,000,000 as stated in Clause 4 below are fulfilled, one-half of the shareholder’s loan which the Purchaser has provided as stated in sub-clause (b) will be deemed to be a shareholder’s loan to which all the conditions mentioned in connection with the shareholder’s loan as referred to in sub-clause (a) will apply, including with regard to calculations of the interest and repayments to the Purchaser simultaneous with payment of dividends in identical amounts to the Sellers.

If the conditions for the giving of a bonus to the CEO in an amount of $2,500,000 as stated in Clause 4 below are fulfilled, then one-quarter of the shareholder’s loan which the Purchaser has provided as mentioned in sub-clause (b) will be deemed to be a shareholder’s loan to which all the conditions mentioned in connection with the shareholder’s loan as referred to in sub-clause (a) shall apply, including with respect to calculations of the interest and repayments to the Purchaser simultaneous with payment of dividends in identical amounts to the Sellers.

It is agreed that any payment and discharge of any of the shareholder’s loan mentioned in this Clause 3 above, or any portion thereof, shall be effected by way of payment and discharge of two shareholder’s loans mentioned above simultaneously, pro rata.

4.
Repayment of shareholder’s loans and release of guarantees– the Sellers are entitled to withdraw from the Company within 14 days from the date of injection of money into the Company as stated in Clause 3(a) above in repayment of a shareholder’s loan in a sum of NIS 4,700,000. In addition, the Purchaser alone is responsible for providing any guarantee, collateral and financing that may be required in connection with the Company’s activities and within 60 days from the effective date it shall release the Sellers as well as anyone who provided a personal guarantee or collateral on behalf of the Sellers, from guarantees and collateral that were given by the Sellers to banks, credit card companies and to suppliers in connection with the Company’s operations.

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5.
CEO– the parties shall mutually undertake that as long as Orin is a shareholder in the Company, managerial services will be provided by Orin to the Company which will include installing Mr. Guy Provizor in the post of CEO or as chairman of the Company, against payment of management fees to Orin in a sum of NIS 85,000 per month + V.A.T., which will be paid against receipt of a valid tax invoice from Orin and will be revised and updated once each year in accordance with the rise in the Consumer Price Index, and in circumstances where Guy will have all the powers and authorities required for developing the business of the Company. For the avoidance of doubt it is clarified that commencing from the effective date no employer-employee relationship will apply between the Company and Mr. Guy Provizor, and that Orin shall be the party who bears, to the exclusion of the Company’s liability, all the payments of whatsoever nature to Guy Provizor in connection with his serving as CEO or as chairman of the Company (including and without derogating from the generality of the foregoing, salary, social conditions, severance pay, Company car, telephone and so forth).

Bonus– in a case that: (a) in July 2011 the Company owns 8 branches (the 2 existing branches and 6 new branches) and (b) the percentage operating profit of the Company’s branches which are put into operation up to the end of 2009 amount in 2010 to at least 7.5%, then and in that event Mr. Guy Provizor will be entitled to receive from the Company a one-time bonus in a sum of 5,000,000 US dollars. In a case in which only one of the targets mentioned in Clauses (a) and (b) above is achieved, then Mr. Guy Provizor will be entitled to receive from the Company a one-time bonus in a sum of 2,500,000 US dollars. In the event that one or both of the aforesaid targets is not achieved due to reasons that are not dependent on Guy and/or in a case in which the Company is close to attaining the targets, a bonus will be paid by the Company to Guy in an amount that will be decided by Mr. Dudy Weisman.

6.
Management of the Company– the Company shall be conducted independently and separately, except for the financial and control aspect and reports required to the Purchaser’s legal department, having regard to the fact that the Purchaser is a public company. The Company’s trade secrets will not be passed on to any entity involved in the Purchaser’s activities and members of the board of directors of the Company, except for the chairman of the Purchaser, the CEO of the Purchaser and the financial director of the Purchaser, will not be involved in any activity that competes with the Company’s business. The Purchaser and the Sellers will appoint members to the board of directors of the Company, who will be appointed in an odd number of members on a basis that the Purchaser will have a majority of one director on the board of directors of the Company. In addition, a reduced- size executive will be established, the members of which will be representatives of the parties, on a basis that the Purchaser’s representatives will constitute a majority on the executive. The executive shall, inter alia, decide on the Company’s business plan and its targets and shall also set conditions and timing for the providing of finance for development of the Company’s business as stated in Clause 4 above.

4

Resolutions regarding allotment of shares, a change in the structure of the Company’s capital, raising of capital on the stock exchange, providing of collateral security by the Company to an interested party in the Company in material amounts and entering new fields of activity shall be passed by a majority of 55% on the board of directors (if the resolution is passed by the board of directors) and by a majority of 55% at the general meeting (if the resolution is passed by the general meeting). All the remaining resolutions in the Company shall be passed by a simple majority.

The Sellers undertake not to compete, directly or indirectly, with the business of the Company.

It is agreed that subject to any law and subject to the condition that the Company’s cash flows permit this, at least 25% of the Company’s profits will be allocated each year for distribution of dividends to the shareholders. It is further agreed that the Company will take steps for the issue of its shares to the public on a stock exchange at the earliest possible time, with the parameters for making the public offering (namely number of branches, turnover and profitability) being determined by the board of directors of the Company in accordance with market conditions in this regard. Resolutions which adopt this accord and implement same shall be approved by the board of directors of the Company.

7.
Transfer of shares– every transfer of shares in the Company by any of the shareholders (excluding a transfer of shares between the individual parties who make up the Sellers as between themselves) shall be subject to the giving of a right of first refusal and the giving of a tag-along right (in the event that the right of refusal is not exercised) to the remaining shareholders in the Company. It is further agreed that the Sellers will not be entitled to transfer their shares in the Company to any third party, unless the identity of such transferee has been approved by the Purchaser, which shall not unreasonably withhold the giving of such approval.

8.
Conditions precedent– the transaction is contingent upon the fulfillment of the following conditions: (a) approval of this Document of Principles by the board of directors of the Purchaser; (b) completion of due diligence examination to the Purchaser’s satisfaction within 5 business days from the date on which all the necessary documents and the documents requested by the Purchaser for purposes of performing the due diligence examination are delivered to the Purchaser. For that purpose, the Sellers and the Company will furnish the Purchaser and will confirm that they have delivered to it all the information and the documents required by the Purchaser in order to complete the due diligence examination and to close the transaction; (c) approval by the Commissioner of Restrictive Trade Practices and any additional regulatory approval that may be required (if required). This document shall be brought for consideration to the board of directors of the Purchaser by not later than August 2, 2007.

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9.
Closing the transaction– subject to the fulfillment of the conditions precedent, the date of closing of the transaction shall be not later than 60 days from the date of signing of this document (hereinbefore and hereinafter: “the Effective Date”). To the extent that any approvals from any public authority which are required for purposes of closing the transaction are not received up to the Effective Date, the Effective Date for closing the transaction will be postponed to the nearest date on which it will be possible to obtain the aforesaid approvals, on a basis that the parties will make their best efforts to complete the process of obtaining the approvals quickly.

The Sellers and the Company undertake that in the period commencing from the date of signing of this document and up to the Effective Date, the Company will be managed and conducted in the ordinary and regular course of business as it has been conducted up to the date of signing of this document, that no material resolutions will be taken in the Company which have the effect of altering the condition of the Company and/or its representations pursuant to this Agreement, and that the Sellers will not withdraw money from the Company (apart from payments of salary to Guy, the directors’ remuneration and the management fees which are payable to Orin in accordance with the agreement with her, with this being in accordance with what is set forth in the Company’s financial statements and as was paid prior to the date of signing of this document, and altogether which shall not exceed NIS 90,000 per month (excluding V.A.T.). It is agreed that payments of salary to Guy, the directors’ remuneration and the management fees aforesaid shall come to an end on the Effective Date, without this derogating from Orin’s entitlement to management fees as mentioned in Clause 5 above.

10.
The Sellers will be exclusively liable and shall indemnify the Purchaser in respect of any liability of the Company to any person and/or to any body, including vis-à-vis customers and/or suppliers and/or various administrative authorities (including the tax authorities) and/or any third party, the origin of which and/or the cause of action of which was at a date prior to the date of this document, and which were not disclosed to the Purchaser in the scope of the financial statements that were delivered to the Purchaser and in the due diligence examination documents which were delivered to the Purchaser in the course of signing of this document. It is agreed that the indemnity obligation as set forth above in this Clause 10 will not apply in respect of liabilities the existence of which, origin of which, cause of action for which and the facts which serve as the basis therefor are unknown to the Sellers and/or to the shareholders in the Sellers, after investigation and inquiry carried out by them, and which they were not obliged to know about.

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11.
Detailed agreement– it is the intention of the parties to enter into a detailed agreement on the basis of the main points of the transaction set forth above and to do so within 60 days from the date of signing of this document. However, if for any reason a detailed agreement is not signed up to the date mentioned above in this clause, then the parties will implement the transaction between them in accordance with the principles set forth above in this document, and subject to the terms and conditions hereof.

( - )	( - )	( - )
ORIN PROVIZOR Holdings Ltd.	M.A.Sh. M.I.S. Ltd.	Blue Square – Israel Ltd.

( - ) ( - )
Eden Natural Health Market Ltd.

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ADDENDUM NO. 1 TO DOCUMENT OF PRINCIPLES OF TRANSACTION DATED JULY 26, 2007

Made and entered into at ___________ on the 16th day of August 2007

Between:

1.	ORIN PROVIZOR HOLDINGS LTD., Private Co. 51-3097980
of 8 Hamasger Street, Or Yehuda
(hereinafter: “Orin”)

2.	M.A.Sh. – M.I.S. LTD., Private Co. 51-3326199
of 26 Sakharov Street, Rishon-le-Zion
(both referred collectively below as: “the Sellers”)
of the first part;

Mr. GUY PROVIZOR, I.D. 058087214
of 7 Chavatselet Street, Alfei Menashe
(hereinafter: “Guy”)
of the second part;

EDEN NATURAL HEALTH MARKET LTD.
Private Co. 513330209
of 8 Hamasger Street, Or Yehuda
(hereinafter: “the Company”)
of the third part;

BLUE SQUARE ISRAEL LTD. Publ. Co. 5200042847
of 2 Amal Street, Park Afeq, Rosh Ha’ayin
(hereinafter: “the Purchaser”)
of the fourth part;

The parties agree between them that the Document of Principles of the transaction dated July 26, 2007 (hereinafter: “the Document of Principles of the Transaction”) shall be amended as follows:

In Clause 6 of the Document of Principles of the Transaction, after the words: “the Sellers undertake not to compete, directly or indirectly, with the business of the Company”, the following will be inserted: “During the period of the Sellers being shareholders in the Company and for a period which does not exceed two years from the date on which the Sellers ceased to be shareholders in the Company and under all circumstances not less than four years from the date of the signing of the Document of Principles of the Transaction”.

( - )	( - )
ORIN PROVIZOR Holdings Ltd.	M.A.Sh. M.I.S. Ltd.

( - )	( - )
Guy Provizor	Eden Natural Health Market

( - )
Blue Square – Israel Ltd.

ADDENDUM NO. 2 TO DOCUMENT OF PRINCIPLES OF TRANSACTION DATED JULY 26, 2007

Made and entered into at Rosh Ha’ayin on the 10th day of October 2007

Between:

1.	ORIN PROVIZOR HOLDINGS LTD., Private Co. 51-3097980
of 8 Hamasger Street, Or Yehuda
(hereinafter: “Orin”)

2.	M.A.Sh. – M.I.S. LTD., Private Co. 51-3326199
of 26 Sakharov Street, Rishon-le-Zion
(both referred collectively below as: “the Sellers”)
of the first part;

Mr. GUY PROVIZOR, I.D. 058087214
of 7 Chavatselet Street, Alfei Menashe
(hereinafter: “Guy”)
of the second part;

EDEN NATURAL HEALTH MARKET LTD.
Private Co. 513330209
of 8 Hamasger Street, Or Yehuda
(hereinafter: “the Company”)
of the third part;

BLUE SQUARE ISRAEL LTD. Publ. Co. 5200042847
of 2 Amal Street, Park Afeq, Rosh Ha’ayin
(hereinafter: “the Purchaser”)
of the fourth part;

WHEREAS:	On July 26, 2007 the parties signed an agreement of principles (hereinafter: “the Agreement of Principles”), in connection with the Company; and

WHEREAS:
On August 16, 2007 the parties signed an addendum to the agreement (hereinafter: “the Addendum”) (the Agreement of Principles and the Addendum will henceforth be referred to collectively as: “the Agreement”); and

WHEREAS:	The parties wish to put into writing accords at which they have arrived in connection with the implementation of the Agreement;

Now therefore it is declared, stipulated and agreed by the parties as follows:

1.
The parties agree that the Agreement will be amended on the basis of the contents of this document below and that this document will be called “second addendum to the Agreement” and for all intents and purposes shall constitute part of the Agreement.

2.
The parties agree that the Effective Date, as defined in the Agreement, shall be amended to October 10, 2007. For the avoidance of doubt, the parties agree that simultaneous with the signing of this Addendum, all the conditions precedent that were specified in Clause 8 of the Agreement have been fulfilled to the satisfaction of the parties.

3.	Additional representation

Without derogating from the representations and undertakings of the Sellers and the Company in accordance with the Agreement and this Addendum, the Sellers and the Company declare and undertake that:

3.1
As at the Effective Date, all the amounts that were supposed to be paid to the employees of the Company have been paid to them up to the date of closing of the transaction in accordance with the terms of their employment and pursuant to the provisions of any law. Without derogating from the foregoing, all the deductions and contributions which appear in the pay slips of the Company’s employees have been transferred to their destination according to law. Likewise, as at the Effective Date, all the moneys which the Company is obliged according to law and/or according to the employment agreements to cover payments of the Company’s employees in accordance with their employment agreements and according to any law in respect of the period of their employment and in respect of cessation of their employment, in the event that it should occur, have been contributed or provided for and/or deposited by the Company.

3.2
To the best of their knowledge the returns and reports that were submitted by the Company to the various tax authorities were submitted on due date and are correct and accurate and the Company is not likely to be held liable in respect thereof for any additional payment, and that the full tax and the other payments for which the Company is liable according to any law and/or for which the Company is indebted pursuant to the returns and reports that it lodged, all up to the date of closing of the transaction, have been paid in full.

3.3
That commencing from July 26, 2007 and up to the Effective Date (hereinafter: “the Interim Period”), the Sellers and the Company furnished the Purchaser with all the information and the documents that were requested by the Purchaser and with all the documents required in order to complete the due diligence examination referred to in Clause 8 of the Document of Principles of the Transaction and in order to close the transaction that is the subject of the Agreement.

3.4
That during the Interim Period the Company was managed and conducted in the ordinary and regular course of business in the same way as it was conducted up to the date of signing of the Document of Principles of the Transaction, and that no material resolutions were passed in the Company which have the effect of altering the condition of the Company and/or the representations of the Sellers and the Company pursuant to the Agreement, and that the Sellers did not withdraw money from the Company (apart from payments of salary to Guy, the directors remuneration and the management fees which are payable to Orin in accordance with the agreement with it), with this being in accordance with the provisions of Clause 9 of the Document of Principles of the Transaction.

3.5
That Bank Hapoalim B.M., in whose favor there is a floating charge over the assets of the Company (hereinafter: “the Floating Charge”) has given its consent to a transfer of shares, to the allotment of shares and to the excluding of the shares that are allotted to the Purchaser in accordance with the provisions of the Agreement from the applicability of the Floating Charge, and its approval is attached to this Addendum as Appendix A.

3.6	That the board of directors of the Company has approved the Company entering into the Agreement and the transfer of shares from the Sellers to the Purchaser.

3.7
That without derogating from Orin’s right to repayments of the shareholder’s loan as stated in the Agreement, Orin waives its right to registration of a charge in its favor over the assets of the Company and/or the subsidiary, Eden Natural Health Market 2 Ltd. (hereinafter: “the Subsidiary”) with respect to repayments of shareholder’s loans which Orin provided for the Company and/or the Subsidiary. Accordingly, the Company’s resolution of February 28, 2005 in connection with a charge over the Company’s assets in favor of Orin is revoked and is devoid of any force.

3.8
That in accordance with an arrangement between the Company and its employees, within 90 days from the date of signing of this Addendum, a determination of sales targets for purposes of giving bonuses to those amongst the employees of the Company who are entitled thereto will be completed, in the form of the Company and the aforesaid employees signing an appropriate addendum to the employment agreement in the scope of which the aforesaid sales targets will be specified.

3.9
That all the representations and undertakings of the Sellers and the Company in accordance with the Agreement which relate to the Company apply both in relation to the Company as well as to the subsidiary.

4.
For the removal of doubt it is clarified and agreed that on the Effective Date Guy will be dismissed from his employment in the Company. Upon termination of his employment as aforesaid Guy will be entitled to receive severance pay from the Company in an amount equivalent to NIS 356,250, as well as redemption of 44 days of annual leave, on a basis that the Sellers and the Company declare that this amount of severance pay is equivalent to the total of all the payments that are due to Guy as recorded in the books of the Company and/or the Subsidiary as at September 30, 2007. By his signature at the foot of this Addendum Guy agrees and declares that upon receipt of the aforesaid amount, he does not have and will not have any allegation and/or claim and/or demand against the Company in connection with his employment and/or the termination of his employment in the Company (including in connection with severance pay, salary payments, related payments and so forth).

If it should transpire that Guy is entitled to additional payments in respect of the period of his employment in the Company in excess of the amount specified in this Clause 4, then the Sellers’ will bear these additional payments, including in a manner in which, if the Company is held liable for these payments, the Sellers will indemnify the Company in respect of any such payment.

5.
For the avoidance of doubt it is clarified and agreed that upon the signing of this Addendum any agreement entered into between the Sellers amongst themselves prior to the date of signing of this Addendum regarding the cooperation between them in the management and operation of the Company is cancelled, and that the Sellers are bound by the Agreement and the Articles of the Company as will be adopted by the Company on the Effective Date, and that no agreement will be entered into between the Sellers amongst themselves which does not conform with the Agreement and/or the Articles of the Company. The Sellers further declare that they waive the right of first refusal which they have as against one another and as against the Company in regard to the sale and allotment of shares to Blue Square as stated in the Agreement.

The text of the Company’s Articles that will be adopted on the Effective Date is attached to this Addendum as Appendix B.

6.	The Sellers, the Company and the Purchaser undertake to deliver to the Purchaser by not later than November 15, 2007 audited financial statements of the Company as at September 30, 2007.

7.	Additional undertakings for indemnity

Without derogating from the representations and undertakings of the Sellers and the Company under the Agreement, it is hereby agreed that the Sellers will indemnify the Company in the cases mentioned below in this Clause 7, whether or not the obligations that are the subject of the indemnity and/or the facts which serve as the basis for such obligations were disclosed to the Purchaser in the course of the due diligence examination.

a.	In a case in which:

I.
The Company is held liable to pay any payment to any of its employees (including in respect of salary and/or social rights) by virtue of an agreement and/or according to law (apart from payments to employees the due date for payment of which is subsequent to the Effective Date) and/or by virtue of an undertaking that was given to the employees in excess of the agreements that were exhibited to the Purchaser, with this being in respect of the period prior to the Effective Date, save and except payments in respect of which a provision was made in the Company’s books; and

II.	The extent of the Company’s liability mentioned in Clause I above to the employees in respect of the period prior to the Effective Date cumulatively exceeded NIS 50,000.

Upon the fulfillment of the two conditions in Clauses I and II above, the Sellers shall indemnify the Company in respect of any payment to employees as aforesaid in excess of a cumulative amount of NIS 50,000.

b.
If the Company is held liable to pay the tax authorities money in respect of the non-recognition of any expenses of the Company or of the Subsidiary which were incurred in the period prior to the Effective Date, then and in that event the Sellers shall indemnify the Company in respect of such payments for which the Company was held liable to the tax authorities in Israel, by way of a transfer to the Company of an amount equivalent to the total payments for which the Company was held liable as aforesaid.

c.
Before the end of the civil year the Company shall perform a stock count in the presence of representatives of the Purchaser. If it transpires in this count that there are shortages in stock as compared with the stock appearing in the books of the Company as at the date of the stock count to an extent exceeding 3% of the sales turnover of all the Company’s branches during the period which commenced from the previous stock count performed by the Company and up to the stock count mentioned in this sub-clause above (hereinafter: “the Maximum Permitted Shortage”), then and in that event the Sellers will indemnify the Company in respect of the entire amount of the stock shortages which exceeds the Maximum Permitted Shortage.

8.
The Sellers undertake that by not later than December 31, 2007 all the disputes between the Company and A. Aloni – Marble Ceramics, Utensil (hereinafter: “the Aloni Company”) will be resolved, so that the Company will no longer be a party to a dispute with Aloni, to the extent that there are such in respect of the period preceding the signing of this Addendum. The parties further agree that if at any time Aloni should file checks for execution which were drawn in its favor by the Company, the Company will immediately pay the checks and without derogating from the right of the Sellers and/or of Guy to have their allegations against the Aloni Company adjudicated in a separate proceeding. It is further agreed that all the costs and/or expenses connected with the dispute with Aloni, apart from payment of the checks that were given to Aloni by the Company and which have not yet been paid, shall be borne by the Sellers alone, and the Sellers shall indemnify the Company in respect of any damage and/or expense that may be incurred by the Company in connection therewith.

9.	Indemnity in respect of closure of branches

9.1
The parties agree that in the event that during a period of 60 months commencing from the Effective Date the activities are closed down and ceased of one or both of the branches which the Company operates at the time of signing of this Document of Principles at Poleg (hereinafter: “the Poleg Branch”) and in Or Yehuda (hereinafter: “the Or Yehuda Branch”) and in addition the following conditions are met:

I.	The branch or branches were closed down in accordance with a judgment the execution of which was not stayed, after exhausting all the proceedings for preventing the closure; and

II.	The reason for closure of the branch or branches is inappropriate planning zoning or the absence of a business license in respect of inappropriate planning zoning for the activities of the branches;

then and in that event the Sellers will indemnify the Purchaser in the following amounts (hereinafter: “the Amounts of Indemnity”).

a.
If the Poleg Branch is closed in the period from the Effective Date and up to the end of 60 months from the Effective Date, then the Sellers will indemnify the Purchaser in an amount of: NIS 21,680,000 from which a deduction shall be made of a sum equivalent to NIS 361,333 in respect of each month which has passed commencing from the Effective Date.

b.
If the Or Yehuda Branch is closed in the period commencing from the Effective Date and up to the end of 60 months from the Effective Date, then the Sellers will indemnify the Purchaser in a sum of: NIS 10,840,000 less a sum equivalent to NIS 180,667 in respect of each month that has passed commencing from the Effective Date.

For the sake of example:

In a case in which the Poleg Branch is closed down after 12 months have elapsed from the Effective Date, the Sellers shall indemnify the Purchaser in an amount of NIS 17,344,004 (21,680,000 – (361,333*12)).

In a case in which the Or Yehuda Branch is closed down after 20 months have elapsed from the Effective Date, the Sellers shall indemnify the Purchaser in an amount of NIS 7,226,660 (10,840,000 – (180,667*20)).

9.2
In the event that the Sellers’ obligation to indemnify the Purchaser in respect of closure of the branches as stated in this clause should come to fruition, then and in that event the indemnity which is the subject of this clause shall be effected by way of converting an amount equivalent to the Amounts of the Indemnity (hereinafter: “the Converted Portion”) out of the shareholder’s loan mentioned in Clause 3(a) of the Agreement into a shareholder’s loan under the conditions as set forth in Clause 3(b) of the Agreement, in a manner whereby the Converted Portion as aforesaid shall for all intents and purposes be deemed to be a shareholder’s loan pursuant to Clause 3(b) of the Agreement and all the terms and conditions of the shareholder’s loan mentioned in Clause 3(b) of the Agreement shall apply as if the Converted Portion was included from the outset in the shareholder’s loan mentioned in Clause 3(b) of the Agreement (including with regard to the manner and times of repayment and including the manner in which partial or full repayments of the Converted Portion will not entitle the Sellers to a preferential dividend). The parties agree that if for purposes of regulating the absence of entitlement of the Sellers to a preferential dividend in respect of repayments of the Converted Portion as mentioned in this sub-clause above, there is a necessity for amending the Company’s Articles, then and in that event the parties will make an amendment to the Company’s Articles as required.

9.3
It is agreed that at the date of the conversion as mentioned in sub-clause 9.2 above Blue Square will be entitled to decide, in its sole and absolute discretion, on immediate repayment of the Converted Portion, with it being clarified for the avoidance of doubt that the Sellers will not be entitled to payment of any dividend in respect of such repayments.

9.4
It is further agreed that the Company shall exhaust all the proceedings against the property owners who leased the properties to it in which the branches operate to obtain full compensation in respect of the closure of the branch or the branches, and in a case in which any payments are received from the property owners in respect of closure of the branches as aforesaid, then and in that event in respect of each payment that is received as aforesaid, if and to the extent that it is received, up to an amount equivalent to the Amounts of Indemnity (hereinafter: “the Amount of the Refund”), portion of the shareholder’s loan mentioned in Clause 3(b) of the Agreement shall be converted, in an amount equivalent to the Amount of the Refund, into a shareholder’s loan under the conditions as set forth in Clause 3(a) of the Agreement. If at the date of receipt of the compensation Blue Square has already withdrawn the Converted Portion, then and in that event the dividend in a sum equivalent to the Converted Portion shall be paid to the Sellers according to the conditions as set forth in Clause 3(a) of the Agreement, which shall be done immediately but subject to any law.

10.	Payment of the purchase price and providing of the shareholder’s loans

10.1	It is agreed that effecting payment of the purchase price mentioned in Clause 2 of the Agreement shall be in the following manner:

10.1.1
A sum of NIS 11,250,000 shall be paid by way of a check to the order of ORIN PROVIZOR Holdings Ltd. at the time of signing of this Addendum against the furnishing to the Purchaser of a certificate regarding the maintaining of books and an exemption from the deduction of tax at source.

10.1.2
A sum of NIS 11,250,000 shall be paid by way of a check to the order of M.A.Sh. – M.I.S. Ltd. at the time of signing of this Addendum against the furnishing to the Purchaser of a certificate regarding the maintaining of books and an exemption from the deduction of tax at source.

In the event that Orin or M.A.Sh. does not have a certificate regarding the maintaining of books and an exemption from deduction of tax at source at the time of signing of this Addendum, then the date for payment to either of Orin or M.A.Sh. who does not furnish the certificates will be postponed until same are furnished to the Purchaser, with it being clarified for the avoidance of doubt that the postponement of the date of payment as aforesaid shall not defer the date of transfer and/or allotment of the shares to the Purchaser in accordance with the provisions of the Agreement.

10.2
The parties shall cooperate for regulating the rights of signature in the Company’s bank account and it is agreed that the shareholder’s loans mentioned in Clause 3 in the Agreement in a total amount of NIS 47,000,000 shall be provided to the Company by the Purchaser immediately after the rights of signature in the Company’s bank account are regulated and arranged, in a manner whereby the performing of operations in the account will not be possible without the signature of a representative of the Purchaser.

In witness whereof the parties have hereunto signed:

( - )	( - )
ORIN PROVIZOR Holdings Ltd. ORIN PROVIZOR Holdings Ltd.	M.A.Sh. M.I.S. Ltd. M.A.Sh. – M.I.S. Ltd.

( - )	( - )
Guy Provizor	Eden Natural Health Market Ltd.

( - )	( - )
Blue Square – Israel Ltd. Blue Square Israel Ltd.

Attestations of signature

I the undersigned, Ilan Ronen, Adv., Lic. No. 15755, 55 Menachem Begin Rd., Tel Aviv, hereby certify that this Agreement was signed by Orin Provizor Holdings Ltd. through Guy Provizor who is authorized to sign its name on this Agreement and to bind it.
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I the undersigned, Ilan Ronen, Adv., Lic. No. 15755, 55 Menachem Begin Rd., Tel Aviv, hereby certify that this Agreement was signed by Ltd. through Marco Shalom who is authorized to sign its name on this Agreement and to bind it.
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I the undersigned, Ilan Ronen, Adv., Lic. No. 15755, 55 Menachem Begin Rd., Tel Aviv, hereby certify that this Agreement was signed by Guy Provizor.

I the undersigned, Ilan Ronen, Adv., Lic. No. 15755, 55 Menachem Begin Rd., Tel Aviv, hereby certify that this Agreement was signed by Eden Natural Health Market Ltd. through Guy Provizor, who is authorized to sign its name on this Agreement and to bind it.

I the undersigned, Eli Levinson-Sela, Adv., Lic. No. 15877, hereby certify that this Agreement was signed by Blue Square – Israel Ltd., through Gaby Kalini and Dudu Weisman who are authorized to sign in its name on this Agreement and to bind it.
(-)

BANK HAPOALIM
Or Yehuda Branch – 657
126 Hahagana Street, Or Yehuda 60250

Date: October 9, 2007
Telephone: 03-5389111
Fax: 03-5335278

Eden Natural Health Market Ltd.
8 Hamasger Street
Or Yehuda 60223

Dear Sirs,

re: Sale Agreement and Allotment of Shares to Blue Square Ltd.
Letter of Mr. Ilan Ronen by e-mail dated October 1, 2007, 11:08

As requested by you and for the sake of good order, we have pleasure in notifying you as follows:

1.
We have no objection to the sale of shares of the Company and allotment of shares of the Company to Blue Square Ltd. If in the scope of the agreement with Blue Square Ltd. the Company allots shares out of its unissued share capital, we confirm that the shares that will be allotted by the Company as aforesaid, are excluded from the charge registered in our favor over the Company’s assets.

2.
We have no objection to repayment of the shareholder’s loans by the Company on the dates as shall be decided by the management of the Company, and naturally on condition that you notify us in advance about such dates and that the Company continues to make payment of its obligations to the Bank on due date.

Yours truly,

Bank Hapoalim B.M.
Or Yehuda branch

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R. Karlman	E. Michaelson